Summary Translation of
Comprehensive Credit Facility Agreement
No.: 10206108092

Note:  This is not a comprehensive translation.

The Lender (Party A): Shenzhen Futian Branch of GuangDong Development Bank
Legal Representative: Liu Chunchen
Title: Branch Manager

The Borrower (Party B): Comtech Communication Technology (Shenzhen) Company Limited
Legal Representative: Edward Chan
Title: Chairman

Part I	Basic Terms of Credit Facility

Article 1.	Definitions

1.
Comprehensive Credit Line: the credit line Party A extends to Party B, including one or several types of the following: a loan, issuance of banker’s acceptance bill, commercial draft discount, trade finance, guarantee letter, funding business and other types of credit lines.

2.	Comprehensive Credit Line Amount: the maximum outstanding balance of the credit line that Party A extends to Party B under this agreement.

3.	Maximum Credit Exposure Amount: the amount equal to the maximum outstanding balance of the credit line that Party A extends to Party B, less the outstanding balance of the guarantee deposit.

4.	Valid Term of Credit Line: the actual term of the credit line under this agreement.

Article 2.	Amount and Type of Comprehensive Credit Line

1.	The Comprehensive Credit Line Amount is stipulated in Article 13 of this agreement.

2.	The specific type, amount and corresponding terms of the credit line under this agreement are stipulated in Article 22 of this agreement.

3.	If the total outstanding balance of the credit line is within the aforesaid maximum credit amount, it is not necessary for Party B to provide the guarantee one at a time.

4.
Party A is not obligated to issue the full amount of the aforementioned maximum credit amount. The actual issuance amount shall be based on the amount stipulated in the borrowing certificate or other credit/debt certificates.

Article 3.	Valid Term of Comprehensive Credit Line Amount

1.	The valid term of the Comprehensive Credit Line under this agreement is stipulated in Article 14 of this agreement.

2.
A loan that occurs within the maximum amount of the credit line and the valid term need not be repaid prior to the maturity date of the valid term. The actual occurrence date and the repayment date of each loan shall be based on the dates set forth in the borrowing certificate or other credit/ debt certificates.

Article 4.	Conditions to Drawdown of Credit Line

In the event all of the conditions set forth below are fulfilled concurrently, Party B may apply to draw down the aforesaid credit line:

1.	There is an outstanding balance of the credit line.

2.	The purpose of the loan and the term comply with the terms of this agreement.

3.	Party B provides the application and information in compliance with the operational management rules of Party A.

4.	Party B fulfills all of obligations under this agreement.

5.	Other conditions required by Party A.

Article 5.	Interest Rate

1.	The interest rate of the loan under this agreement is stipulated in Article 15 of this agreement.

2.	In the event the interest rate set forth in Article 15 is inconsistent to the interest rate of specific type of credit line, the interest rate of such type of the credit line shall prevail.

Article 6.	Other Expense, Interest Rate and Exchange Rate

The expenses that Party A shall receive under the banker’s acceptance bill, banker’s guarantee letter, international trade finance and other types of credit lines, the discount rate of the draft discount, interest rate and the exchange rate under the import and export negotiation shall be agreed by Party A and Party B in the specific business.

Part II	Guarantee

Article 7.	Guarantee

1.	A guarantor shall provide guarantees for the debts that Party B shall repay under this agreement. The specific guarantee is stipulated in Article 16 under this agreement.

2.
In the event Party A believes that adverse changes to the guarantee under this agreement occurred or is going to occur, Party A is entitled to request the guarantor to cease such activities. In case the value of collateral decreases, upon the notice of Party A, the guarantor shall restore the value of the collateral, or provide a collateral with the corresponding decreased value. In the event the guarantor neither restores the value of the collateral, nor provides additional guarantee, Party A is entitled to request Party B to repay the debt prior to its maturity.

Part III	Representations and Warranties of Party B

Article 8.

1.	Party B hereby makes the following representations:

(1)	It is legally incorporated and has right and ability to execute and perform this agreement;
(2)
The execution and performance of this agreement are based on the true intent of Party B, and do not violate any agreement, contract or other legal document binding Party B. Party B obtained legal and valid approvals in accordance with its articles of association and other managing documents. Party B obtained or is going to obtain all necessary permissions, approvals, filings or registrations for executing and performing the agreement;

(3)	All of the documents, financials, certificates and other information provided by Party B to Party A under this agreement are true, accurate, legal and valid;
(4)	The background information of transactions for specific types of credit line that Party B applied is true, legal and not for illegal purposes such as money laundering;
(5)	Party B did not conceal any events that could affect its or the guarantors’ financial condition and ability to perform the agreement.

2.	Party B hereby makes warranties as below:

(1)
It shall provide Party A with financial reports (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant information periodically or in time as requested by Party A;

(2)
It shall comply with the requests of Party A to provide relevant documents in connection with the loan and cooperate with Party A in regard to the inspection and supervision of the performance, the use of credit lines and funds, the production operations and financial activities. Party B shall promise to cooperate with Party A in connection with the management of loans in accordance with the loan management guideline of China Banking Regulatory Commission or other competent authorities;

(3)
If Party B entered into or is going to enter into a guarantee agreement with the guarantor of this agreement to provide the guarantor with the corresponding guarantee, Party B shall warrant such guarantee shall not affect any right of Party A under this agreement;

(4)
Party B shall obtain the prior consent of Party A, in the event the financial conditions or abilities of performance of Party B and the guarantor under this agreement might be affected. The aforesaid events are including but not limited to the split, merger, co-operating, joint venture, cooperation, outsource, lease, reorganization, reform, plan of going public, transfer of material assets, share transfer, shareholding reform, foreign investment, material debt assumption, debt/ equity financing through the primary market, or attach material debts on the collateral;

(5)
Party B shall promptly notify Party A in writing, in the event the financial conditions or abilities of performance of Party B and the guarantor under this agreement might be affected.  The aforementioned events are including but not limited to the foreclosure of the collateral, suspension of business, cessation of operations, dissolution, bankruptcy application, involvement in material litigation or arbitration proceedings, management’s possible engagement in criminal activities, the adverse change of its business operation or financial condition, or Party B’s default under other contracts;

(6)
Party B warrants that its operation and relevant activities comply with the industry policy, tax policy, market standards, environmental evaluations, energy saving, pollution control, land and urban plan, labor protection and relevant regulations. In the event the aforesaid are or might be violated, Party A is entitled to cease issuing loans, accelerate the repayment, dispose the pledged/ mortgaged properties prior to the maturity of loans, and to request Party B to increase the relevant liability insurance in connection with the energy exhaust and pollution;

(7)	Debts owed to Party A are superior to funds borrowed from shareholders of Party B, and are not subordinated to the similar debts of other creditors;
(8)
In the event that the net profit after tax of this fiscal year is zero or negative, or the net profit after tax of this fiscal year is not adequate to compensate the cumulative losses of past years, or the profit before tax is not used to repay the principal, interest or expense that shall be repaid in this fiscal year, or the profit before tax is not adequate to repay the principal, interest and expense of the next installation, Party B shall not distribute dividends;

(9)
Party B shall not dispose its own assets to the extent that it would affect its ability to repay the loan, and shall promise its total guarantee amount and each guarantee amount shall comply with the limitation set forth in its articles of association;

(10)
Party B warrants to repay the principal and interest of loans on schedule, and bear all expenses and fees under this agreement, including but not limited to the notary fees, legal expenses, attorney fees, or appraisal fees.

3.	Authorization of Party B:

(1)
Party B authorizes that Party A may submit all of credit information during the term of loan to the Credit Reference Center of the People’s Bank of China or other competent authorities, and that Party A may look up the aforesaid information submitted to such institutions.

(2)
Party B authorizes Party A to withdraw the principal, interest, punitive interest, compound interest, penalties and other relevant expenses that should be repaid in accordance with the agreement from the accounts Party B opened with Party A or affiliates of Party A, without the prior consent of Party B.

Part IV	Event of Default

Article 9.	Default

1.	Anticipating Default

Prior to the issuance of the Facility, the Lender may cease performing its obligations under the agreement in the event of any of the following:

(1)	The business operations of Party B severely worsen;
(2)	Party B transfers its assets or funds so as to avoid debts;
(3)	Damage to the business reputation of Party B;
(4)	Party B becomes or appears to become insolvent.

Party A may terminate the agreement if Party B does not regain its ability to perform its obligations and cannot provide guarantees acceptable to Party A within thirty (30) days after Party A ceases performing it obligations.

2.	Events of Default

(1)	The occurrence of any o the following events shall be deemed a default under the Facility:

(i)	Party B does not perform the obligations of payment and repayment under this agreement;
(ii)	Party B does not use the funds obtained under the agreement in accordance with the agreed purpose;
(iii)	The representations Party B made under the agreement are not true or Party B violates the promises made under the agreement;
(iv)
In the event the conditions set forth in Section 2 of Article 8 occur, Party A believes that the financial condition and ability of performance of guarantor are affected, and Party B does not change guarantors or provide new guarantees;

(v)	Party B violates other covenants related to the rights and obligations under this agreement;
(vi)	Party B breaches other contracts by and between Party B and Party A or other entities of Party A;
(vii)	The guarantor breaches the guarantee contract, or breaches other contracts by and between the guarantor and Party A and other entities of Party A;
(viii)	Party B ceases business operation, dissolves or a bankruptcy event occurs;

(2)	If any of events of default occurs, Party A is entitled to take any or all of the following actions:

(i)	To request Party B and the guarantor cure the default within the certain period;
(ii)	To decrease, cease or terminate the credit line extended to Party B in whole or in part;
(iii)
To cease or terminate the drawdown applications of Party B under this agreement or under other agreements by and between Party A and Party B in whole or in part; to cease or terminate the issuance of loans that have not been issued, or the trade finance that has not been handled in whole or in part;

(iv)	To accelerate the payment of all principal and interest outstanding under the agreement and under other agreements by and between Party A and Party B, and such sums shall become immediately due;

(v)	To terminate or cancel the agreement and other agreements by and between Party A and Part B in whole or in part;
(vi)	To request Party B to indemnify Party A’s loss incurred caused by the default;
(vii)
Upon the prior or later notice to Party B, to withdraw the deposits in Party B’s accounts opened with Party A or with other entities of Party A to repay the whole or a part of debts under the agreement;

(viii)	To exercise the rights under the mortgage/ pledge;
(ix)	To request the guarantor to perform the guarantee obligations;
(x)
To adopt more stringent payment management or methods; to monitor the payments of affiliates of Party B; to submit Party B as one on the blacklist to the regulatory authorities and credit reference institutions;

(xi)	Other methods that Party A considers to be necessary and feasible.

(3)
In the event Party A is unable to perform its obligations under the agreement due to the changes of the credit policy of the State after the agreement is executed, Party A shall not be deemed to breach the agreement.

Part V	Other Covenants

Article 10.	Effectiveness, Change, Cancellation and Termination

1.
The agreement become effective as of the date each party signs off and seals the agreement (any mortgage and pledge become effective as of the date the registrations of such mortgage and pledge are completed), and is terminated upon the date that all of the principal, interest, compound interest, punitive interest and other related expenses are repaid.

Article 11.	Notarization

Article 12.	Special Reminder

Party A has reminded Party B with regard to all of waivers or limitation of obligations, and fully explained the provisions of this agreement to Party B.

Part VI	Terms of Specific Type of Credit Line

Article 13.	Credit Line

1.	The Maximum Credit Exposure Amount (not including guarantee deposits) is RMB 6,500 [sic].

2.
Under the specific type of the credit line, Party B may use other currencies. If the other currency is used, the credit line shall be calculated based on the mid price of exchange rate published by Party A as of the occurrence of the specific type.

3.	The Comprehensive Credit Line is revolving.

Article 14.	Valid Term of Credit Line

The valid term of the Comprehensive Credit Line under this agreement is twelve (12) months commencing ___________________ through _______________________.

Article 15.	Interest Rate of Calculation of Interest

1.
The interest rate of loan is a floating rate. The interest rate of the initial installation is the benchmark rate of the People’s Bank of China with the corresponding term of the specific loan under the agreement.

2.	The interest rate shall be stipulated in the borrowing certificate.

3.	Formula of Calculation of Interest:

4.	Interest Rate=Principal x Actual Days of The Loan x Daily Interest Rate

5.	Daily Interest Rate=Yearly Interest Rate/ 360

6.	The interest is calculated monthly, the interest settlement date is the 20th day of every month, the 21st day of every is the interest payment date.

7.
In the event Party B does not repay on schedule, Party A shall receive the daily punitive interest for the deferral portion commencing the deferral date till the principal and interest are repaid. The punitive interest rate for deferral is the interest rate set forth in Article 1 plus 50%.

8.
In case the loan is not used in compliance with its purpose, Party A shall receive the punitive interest commencing the misuse date, till the principal and interest are repaid. The punitive interest rate for misuse is the interest rate set forth in Article 1 plus 100%.

9.	For a loan that is misused and deferred, the punitive interest rate shall be based on the interest rate of the punitive interest rate for misuse of the loan.

10.	In the event Party B does not pay the interest on schedule, Party A shall receive compound interest on such interest.

Article 16.	Guarantee

Under the maximum guarantee amount, Party A and the guarantors enter into the guarantee contracts as below:

1.	Guarantee Contract 10206108092-1, by and between Party A and Shenzhen Comtech International Limited, dated _______________.

2.	Guarantee Contract 10206108092-2, by and between Party A and Keen Awards Limited, dated _______________.

3.	Guarantee Contract 10206108092-3, by and between Party A and Comtech International (Hong Kong) Limited, dated _______________.

Article 17.	Extension of Credit Line

Article 18.	Disclosure of Related Party Transaction

Article 19.	Governing Law and Dispute Resolution

1.	Governing Law: the laws of the People’s Republic of China

2.	Dispute Resolution: any dispute shall be submitted to the People’s Court.

Article 20.	Miscellaneous

Article 21.	Other Covenants

The interest rate of the loan in a foreign currency shall be set forth in the borrowing certificate. In the event Party B does not repay on schedule, Party A shall receive the punitive interest for deferral, till the principal and interest are repaid. The punitive interest rate for deferral is 0.04% daily, In the event Party B misuse the loan, Party A shall receive the punitive interest for misuse, till the principal and interest are repaid. The punitive interest rate for misuse is 0.05% daily.

Article 22.	Specific Type of Credit Line and Terms

1.	Credit Line for Issuance of Letter of Credit

The Maximum Credit Exposure Amount is RMB65 million. This credit line is revolving, and includes the issuance of Sight L/C and Usance L/C. No minimum guarantee deposits are required.

2.	Credit Line for Import Bill Advance

(1)	Party B shall apply for the import bill advance to Party A at least two (2) business days prior to the payment date set forth in the import invoice for is approval.
(2)	The maximum amount for the import bill advance is RMB65 million, and such credit line is revolving.
(3)	The term of each import bill advance shall not exceed three (3) months.

3.	Credit Line for Export Bill Negotiation

(1)	Party B submits a set of export documentation (including but not limited to invoices and transportation documents) to Party A for its approval.
(2)	The maximum amount for the export bill negotiation is RMB65 million, and such credit line is revolving.

Party A: Shenzhen Futian Branch of GuangDong Development Bank
Legal Representative: Liu Chunchen   (with the signature and seal)
Date: _______________

Party B: Comtech Communication Technology (Shenzhen) Company Limited
Legal Representative:  Edward Chan  (with the signature and seal)
Date: _______________